Exhibit 10.1

ANNIE’S, INC.

RETENTION PLAN FOR SELECTED EMPLOYEES

AND

SUMMARY PLAN DESCRIPTION

Effective August 28, 2014

INTRODUCTION

The purpose of the Plan is to provide an incentive for certain selected employees of the Company, who have been selected by senior management in its sole discretion based on their positions critical to the Company’s business and to the potential consummation of a transaction, to remain employed with the Company through a specified retention period. Capitalized terms and phrases used herein shall have the meanings ascribed thereto in Article I.

The Plan is intended to fall within the definition of an “employee welfare benefit plan” under Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). Important administrative provisions of (and information about) the Plan and important information about the rights of a Participant (as defined below) under the Plan and applicable law are contained in Appendix A. This Plan document will constitute both the plan document and summary plan description and will be distributed to Participants in this form. No employee or representative of the Company, any Employer or its or their affiliates is authorized to modify, add to or subtract from these terms and conditions, except in accordance with the amendment and termination procedures described herein.

ARTICLE I

DEFINITIONS

For purposes of the Plan, capitalized terms and phrases used herein shall have the meanings ascribed in this Article.

1.1 “Administrator” shall mean the Compensation Committee of the Board or its designee; provided that there is no Compensation Committee of the Board in existence, “Administrator” shall mean the Board; and provided, further, that for purposes of the Retention Bonus Pool, “Administrator” shall mean the Company’s Chief Executive Officer.

1.2 “Annual Bonus” shall mean, with respect to a Participant, the annual cash bonus (if any) for which such Participant is eligible under the terms of the Company’s or an Employer’s annual bonus plan.

1.3 “Board” shall mean the Board of Directors of the Company.

1.4 “Cause” shall have the same meaning as that term (or words of like import) is defined in a Participant’s offer letter or other applicable employment agreement; or, if there is no such agreement, or if there is such agreement but it does not define “cause” (or words of like import), then “Cause” shall mean, as determined by the Administrator in good faith, a Participant’s:

(a) failure to attempt to perform his or her material employment-related duties (other than any such failure as a result of the Participant’s Disability or death), which failure has not been cured by the Participant within 30 business days of the Participant’s receipt of written notice of such failure from his or her Employer;

(b) engaging in misconduct that has caused or is reasonably expected to result in material injury to, or materially impair the goodwill of, an Employer that has not been cured by the Participant within 30 business days of the Participant’s receipt of written notice thereof from his or her Employer;

(c) knowing and intentional violation of any material Company policy;

(d) personal dishonesty or breach of fiduciary duty;

(e) indictment for or conviction of, or entering a plea of guilty or nolo contendere to, a crime that constitutes a felony; or

(f) breach of any material obligations under any written agreement or covenant with an Employer that has not been cured by the Participant within 30 business days of the Participant’s receipt of written notice thereof from his or her Employer.

1.5 “Change in Control” means, and shall be deemed to have occurred upon the occurrence of, any one of the following events:

(a) The acquisition in one or more transactions, other than from the Company, by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act), other than the Company, a Subsidiary, an Affiliate or any employee benefit plan (or related trust) sponsored or maintained by the Company, a Subsidiary or an Affiliate, of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of a number of the Company’s Voting Securities in excess of 50% of the Company’s Voting Securities;

(b) Any election has occurred of persons to the Board that causes a majority of the Board to consist of persons other than (i) persons who were members of the Board on the Effective Date and (ii) persons who were nominated for election as members of the Board at a time when a majority of the Board consisted of persons who were members of the Board on the Effective Date, provided, however, that any person nominated for election by a Board at least a majority of whom constituted persons described in clauses (i) and/or (ii) or by persons who were themselves nominated by such Board shall, for this purpose, be deemed to have been nominated by a Board composed of persons described in clause (i);

(c) The consummation (i.e. closing) of a reorganization, merger or consolidation involving the Company, unless, following such reorganization, merger or consolidation, all or substantially all of the individuals and entities who were the respective beneficial owners of the Outstanding Common Stock and the Company’s Voting Securities immediately prior to such reorganization, merger or consolidation, following such reorganization, merger or consolidation beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors or trustees, as the case may be, of the entity resulting from such reorganization, merger or consolidation in substantially the same proportion as their ownership of the Outstanding Common Stock and the Company’s Voting Securities immediately prior to such reorganization, merger or consolidation, as the case may be; or

(d) The consummation (i.e. closing) of a sale or other disposition of all or substantially all the assets of the Company, unless, following such sale or disposition, all or substantially all of the individuals and entities who were the respective beneficial owners of the Outstanding Common Stock and the Company’s Voting Securities immediately prior to such sale or disposition, following such sale or disposition beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors or trustees, as the case may be, of the entity purchasing such assets in substantially the same proportion as their ownership of the Outstanding Common Stock and the Company’s Voting Securities immediately prior to such sale or disposition, as the case may be.

For purposes of the foregoing definition of “Change in Control”, an “Affiliate” shall mean an entity in which the Company has a controlling interest or such entity has a controlling interest in the Company (within the meaning given such term with respect to Section 409A of the Code and Treas. Reg. Sec. 1.409A-1(b)(5)(iii)(E)(1)), in either case directly or indirectly through one or more intermediaries.

1.6 “Code” shall mean the Internal Revenue Code of 1986, as amended. Any reference to any section of the Code shall also be a reference to any successor provision and any Treasury Regulation promulgated thereunder.

1.7 “Company” shall mean Annie’s, Inc. and its successors as provided in Article V.

1.8 “Company’s Voting Securities” means the combined voting power of all outstanding voting securities of the Company entitled to vote generally in the election of directors to the Board.

1.9 “Disability” shall mean a Participant’s absence from his or her duties with the Company on a full-time basis for ninety (90) consecutive days or one hundred eighty (180) days in any three hundred sixty-five (365) day period as a result of the Participant’s incapacity due to mental or physical illness, in each case including holidays and weekends.

1.10 “Effective Date” shall mean August 28, 2014.

1.11 “Employer” shall mean the Company or any Subsidiary.

1.12 “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

1.13 “Good Reason” shall have the same meaning as that term (or words of like import) is defined in a Participant’s offer letter or other applicable employment agreement; or, if there is no such agreement, or if there is such agreement but it does not define “good reason” (or words of like import), then “Good Reason” shall mean the occurrence of any of the following events without the Participant’s consent that is not cured within thirty (30) days of written notice by the Participant to the Company of his or her intention to resign for Good Reason, which shall contain a description of the event that the Participant claims constitutes Good Reason, and shall be given by the Participant to the Company within ninety (90) days after the occurrence of the event that the Participant claims constitutes Good Reason:

(a) a reduction in the Participant’s base salary or target bonus opportunity;

(b) a material and adverse change in the Participant’s duties and responsibilities;

(c) a requirement that a Participant relocate his or her principal business location to a location that is more than fifty (50) miles from the Participant’s principal business location as of the Participant’s Participation Date; or

(d) a material reduction in the employee benefits provided to the Participant by the Participant’s Employer as determined on an aggregate basis.

A Participant’s resignation for Good Reason shall not occur later than one hundred eighty (180) days following the initial date on which the event Participant claims constitutes Good Reason occurred.

1.14 “Outstanding Common Stock” shall mean, at any time, the issued and outstanding shares of the common stock of the Company, par value $0.001 per share.

1.15 “Participant” shall mean an employee of the Company (a) that is designated from time to time as a participant in the Plan, (b) that has executed and delivered to the Administrator the Acknowledgment and Agreement set forth in a Notice of Participation provided by the Company to such employee in the form attached hereto as Appendix B, and (c) whose participation in the Plan has not terminated pursuant to Section 4.1 of the Plan. The employees initially eligible to become Participants will be designated by the Administrator on or prior to the Effective Date. The Administrator may designate employees as eligible to become Participants subsequent to the Effective Date. The Chief Executive Officer may designate employees of the Company other than an existing Participant or the Chief Executive Officer of the Company as eligible to become Participants subsequent to the Effective Date.

1.16 “Participation Date” shall mean the effective date of a Participant’s participation in the Plan as set forth in the Participant’s Notice of Participation.

1.17 “Plan” shall mean the Annie’s, Inc. Retention Plan for Selected Employees, as may be amended from time to time.

1.18 “Qualifying Termination” shall mean a Participant’s termination of employment (a) by the Employer without Cause; (b) by the Participant for Good Reason; (c) due to the Participant’s death; or (d) by the Employer due to a Participant having a Disability; in each case upon or following the consummation of a Change in Control and prior to the ninetieth (90th) day following the date of such consummation of a Change in Control.

1.19 “Retention Bonus” shall mean, with respect to a Participant, a cash award in an amount specified in such Participant’s Notice of Participation.

1.20 “Retention Bonus Pool” shall mean a pool in an amount to be determined by the Compensation Committee of the Board as of the Effective Date (which amount may be increased by the Compensation Committee of the Board in its sole discretion following the Effective Date), portions of which may be allocated in the form of Retention Bonuses to Participants designated by the Chief Executive Officer of the Company pursuant to Section 1.15.

1.21 “Retention Period” shall mean, unless otherwise provided in a Participant’s Notice of Participation, the period commencing on the Participant’s Participation Date and ending on the ninetieth (90th) day following the date of the consummation of a Change in Control.

1.22 “Subsidiary” shall mean a subsidiary of the Company within the meaning of Section 424(f) of the Code.

ARTICLE II

ELIGIBILITY, PAYMENTS AND BENEFITS

2.1 Eligibility. A Participant will be eligible to receive his or her Retention Bonus in accordance with Section 2.2 if the Participant remains employed by an Employer from the Participant’s Participation Date until the earlier of (i) the last day of the Retention Period or (ii) the date the Participant experiences a Qualifying Termination.

2.2 Retention Bonus. A Participant who is eligible to receive a Retention Bonus shall receive his or her Retention Bonus in a lump sum cash payment either: (a) within ten days of the last day of the Retention Period, if the Participant remains employed through the last day of the Retention Period; or (b) subject to Section 2.4 below, on the sixtieth day following the date the Participant experiences a Qualifying Termination. Notwithstanding anything herein to the contrary, a Participant’s Retention Bonus shall be forfeited upon the Participant’s resignation other than for Good Reason prior to the end of the Retention Period, or the Company’s termination of the Participant’s employment for Cause at any time prior to payment of the Retention Bonus.

2.3 Annual Bonus.

(a) A Participant who is eligible to receive a Retention Bonus and remains employed through the last day of the Company’s fiscal year of the Company in which a Change in Control occurs shall receive his or her Annual Bonus for such fiscal year, determined based on the Company’s good faith determination of achievement of performance for the full fiscal year, and payable at the time provided under the terms of the applicable bonus plan. A Participant who is eligible to receive a Retention Bonus and experiences a Qualifying Termination prior to the last day of the fiscal year of the Company in which a Change in Control occurs will receive an amount equal to his or her Annual Bonus for such fiscal year, based on target level performance, pro-rated by multiplying the such amount by a fraction the numerator of which is the number of days in the fiscal year to which such Annual Bonus relates during which the Participant was employed by the Company and the denominator of which is 365, and payable within thirty (30) days following such Qualifying Termination.

2.4 Release Required. The payment of a Retention Bonus to a Participant (or the Participant’s estate, if applicable) who experiences a Qualifying Termination shall be conditioned upon the Participant’s (or the Participant’s estate’s, if applicable) execution and delivery to the Company of a release of claims in favor of the Company and its Subsidiaries, in a form attached hereto as Appendix C (the “Release”), which Release must be effective and non-revocable by no later than sixty (60) days following the date of the Participant’s Qualifying Termination.

2.5 Other Agreements. Nothing in the Plan shall prevent or limit the Participant’s continuing or future participation in any plan, program, policy or practice provided by the Employer and for which the Participant may qualify, nor shall anything in the Plan limit or otherwise affect such rights as the Participant may have under any other contract or agreement with the Employer.

2.6 No Duty to Mitigate/Set-off. No Participant shall be required to seek other employment or to attempt in any way to reduce any amounts payable to the Participant pursuant to the Plan, and there shall be no offset against any amounts due to the Participant under the Plan on account of any remuneration attributable to any other amounts payable by an Employer to the Participant or to any subsequent employment that the Participant may obtain or otherwise. The amounts payable hereunder shall not be subject to setoff, counterclaim, recoupment, defense or other right which the Company or the Employer may have against the Participant.

2.7 Parachute Payments.

(a) Notwithstanding any other provision of this Plan to the contrary, except as provided in Section 2.7(c), in the event that any economic benefit, payment or distribution by the Company to or for the benefit of a Participant, whether paid, payable, distributed or distributable pursuant to the terms of this Plan or otherwise (a “Payment”) would be subject to the excise tax imposed by Section 4999 of the Code (such excise tax, together with any interest or penalties related to such excise tax, referred to in this Plan as the “Excise Tax”), then the value of any such Payments which constitute “parachute payments” within the meaning of Section 280G of the Code, as determined by the Accounting Firm (as defined below), will be reduced by such amount (the “Payment Reduction”) so that the present value of all Payments (calculated in accordance with Section 280G of the Code and the regulations thereunder), in the aggregate, equals $1 less than 3 times the Participant’s “base amount” (within the meaning of Section 280G(b)(3) of the Code). If a Payment Reduction is required under this Section 2.7(a) with respect to a Participant, such Participant’s Payments shall be reduced in reverse order in which the Payments are to be paid in accordance with the terms and conditions of their applicable arrangements, beginning with the Payments that are to be paid the furthest in time from the date of the Accounting Firm’s determination.

(b) All determinations required to be made under this Section 2.7, including whether and when a Payment is subject to Section 4999 and the assumptions to be utilized in arriving at such determination and in determining an appropriate Payment Reduction, will be made by the Company’s outside auditing firm at the time of such determination (the “Accounting Firm”), which Accounting Firm will provide detailed supporting calculations to the Participant and the Company within 15 business days of the receipt of notice from the Company or the Participant that there will be a Payment that the party giving notice believes may be subject to the Excise Tax. All fees and expenses of the Accounting Firm will be borne by the Company. Any determination by the Accounting Firm will be binding upon the Company and the Participant in determining whether a Payment Reduction is required and the amount thereof, in the absence of material mathematical or legal error.

(c) In the event of any conflict between the provisions of this Section 2.7 and the terms of any Participant’s employment agreement with the Company that expressly addresses the treatment of any payments or benefits under Section 280G of the Code, the provisions of such employment agreement shall control with respect to such Participant.

ARTICLE III

UNFUNDED PLAN

3.1 Unfunded Status. The Plan shall be “unfunded” for the purposes of ERISA and the Code, and any Retention Bonus shall be paid out of the general assets of the Company as and when payable under the Plan. All Participants shall be solely unsecured general creditors of the Company. If the Company decides in its sole discretion to establish any advance accrued reserve on its books against the future expense of any Retention Bonus payable hereunder, or if the Company decides in its sole discretion to fund a trust under the Plan, such reserve or trust shall not under any circumstances be deemed to be an asset of the Plan.

ARTICLE IV

TERM OF THE PLAN; AMENDMENT

4.1 Term of the Plan. The Plan shall be effective on the Effective Date and continue until terminated by the Company in accordance with Section 4.2 below. A Participant’s participation in the Plan will automatically terminate upon the earliest of (i) the Participant’s termination by the Company for Cause, (ii) the Participant’s resignation other than for Good Reason prior to the end of the Retention Period, (iii) the Participant’s receipt of a Retention Bonus, and (iv) the termination of the Plan in accordance with Section 4.2 prior to the Participant obtaining a right to receive a payment under this Plan.

4.2 Amendment; Termination. The Plan may not be amended or terminated in any manner that adversely affects the rights and entitlements of any Participant then participating in the Plan prior to the first anniversary of the Effective Date; provided, that if a Change in Control occurs prior to the first anniversary of the Effective Date, then the Plan may not be amended or terminated in any manner that adversely affects the rights and entitlements of any Participant then participating in the Plan prior to the first anniversary of the date of the consummation of such Change in Control. Thereafter, the Company reserves the right to amend, in whole or in part, any or all of the provisions of the Plan, or to terminate the Plan, in either case by action of the Administrator at any time and for any reason. Notwithstanding the foregoing, once a Participant has become entitled to receive any payments or benefits under the Plan, the Plan may not be amended or terminated to reduce such payments or benefits.

ARTICLE V

SUCCESSORS

For purposes of the Plan, the Company shall include any and all successors or assignees, whether direct or indirect, by purchase, merger, consolidation or otherwise, to all or substantially all the business or assets of the Company, and such successors and assignees shall perform the Company’s obligations under the Plan in the same manner and to the same extent that the Company would be required to perform if no such succession or assignment had taken place. Except where a successor shall become liable to so perform under the Plan by operation of law, the Company shall cause any such successor or assignee to assume and expressly agree to perform the Company’s obligations under the Plan. In the event the surviving corporation in any transaction to which the Company is a party is a subsidiary of another corporation, then the Company shall cause the ultimate parent corporation of such surviving corporation to cause the surviving corporation to perform the Plan in the same manner and to the same extent that the Company would be required to perform if no such succession or assignment had taken place. In such event, the term “Company” as used in the Plan, shall mean the Company, as hereinbefore defined and any successor or assignee (including the ultimate parent corporation) to the business or assets of the Company, which by reason hereof becomes bound by the terms and provisions of the Plan.

ARTICLE VI

MISCELLANEOUS

6.1 Non-Employment; Limitation of Rights. The Plan is not an agreement of employment and nothing contained herein shall be construed as conferring upon a Participant the right to continue in the employ of the Employer as an employee in any other capacity or to interfere with the Employer’s right to discharge him or her at any time for any reason whatsoever.

6.2 Payment Not Salary. Any payment of the Retention Bonuses payable under the Plan shall not be deemed salary or other compensation to the Participant for the purposes of computing benefits to which he or she may be entitled under any pension plan or other arrangement of the Company or the Employer maintained for the benefit of its employees, unless such plan or arrangement provides otherwise.

6.3 Severability. In case any provision of the Plan shall be illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof, but the Plan shall be construed and enforced as if such illegal and invalid provision never existed.

6.4 Withholding. The Company and/or the Employer shall have the right to make such provisions as it deems necessary or appropriate to satisfy any obligations it may have to withhold federal, state or local income or other taxes incurred by reason of payments pursuant to the Plan. In lieu thereof, the Company and/or the Employer shall have the right to withhold the amounts of such taxes from any other sums due or to become due from the Company and/or the Employer to the Participant upon such terms and conditions as the Administrator may prescribe.

6.5 Non-Alienation of Benefits. The Retention Bonuses payable under the Plan shall not be subject to alienation, transfer, assignment, garnishment, execution or levy of any kind, and any attempt to cause the Retention Bonuses to be so subjected shall not be recognized.

6.6 Governing Law. To the extent legally required, the Code and ERISA shall govern the Plan. To the extent not governed by the Code and ERISA, the Plan shall be construed under and governed by the laws of the State of California, without reference to any otherwise applicable principles or rules relating to conflicts of law.

6.7 Section 409A of the Code.

(a) General. Although the Company makes no guarantee with respect to the tax treatment of payments or benefits hereunder and shall not be responsible in any event with regard to non-compliance with Section 409A of the Code, the Plan is intended to either comply with, or be exempt from, the requirements of Section 409A of the Code and shall be limited, construed and interpreted in accordance with such intent. Notwithstanding the foregoing, in no event whatsoever shall the Company or any Employer be liable for any additional tax, interest or penalty that may be imposed on a Participant by Section 409A of the Code or any damages for failing to comply with Section 409A of the Code.

(b) Separation from Service; Specified Employees. A termination of employment shall not be deemed to have occurred for purposes of any provision of this Plan providing for the payment of any amounts or benefits upon or following a termination of employment that are considered “non-qualified deferred compensation” under Section 409A of the Code unless such termination is also a “separation from service” within the meaning of Section 409A of the Code and, for purposes of any such provision of this Plan, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.” If a Participant is deemed on the date of termination to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B), then with regard to any payment that is considered non-qualified deferred compensation under Section 409A of the Code payable on account of a “separation from service,” such payment or benefit shall be made or provided in a cash lump sum at the date which is the earlier of (A) the expiration of the six (6)-month period measured from the date of such “separation from service” of the Participant, and (B) the date of the Participant’s death.

(c) No Participant Discretion. Whenever a payment under this Agreement specifies a payment period with reference to a number of days, the actual date of payment within the specified period shall be within the sole discretion of the Company. In no event may the Participant, directly or indirectly, designate the calendar year of any payment to be made under the Plan.

6.8 Non-Exclusivity. The adoption of the Plan by the Company shall not be construed as creating any limitations on the power of the Company to adopt such other supplemental retirement income arrangements as it deems desirable, and such arrangements may be either generally applicable or limited in application.

6.9 Headings and Captions. The headings and captions herein are provided for reference and convenience only. They shall not be considered part of the Plan and shall not be employed in the construction of the Plan.

6.10 Gender and Number. Whenever used in the Plan, the masculine shall be deemed to include the feminine and the singular shall be deemed to include the plural, unless the context clearly indicates otherwise.

6.11 Communications. Any notice or other communication required or permitted to be given under the Plan (a “Notice”) will be in writing and delivered in person, by facsimile transmission (with a Notice contemporaneously given by another method specified in this Section 6.11), by overnight courier service or by postage prepaid mail with a return receipt requested, at the following locations (or to such other address as either party may have furnished to the other in writing by like Notice). All such Notices will only be duly given and effective upon receipt (or refusal of receipt).

If to a Participant, at the last address (or to the facsimile number) shown for the Participant on the records of the Company.

If to Company:

Annie’s, Inc.

1610 Fifth Street

Berkeley, CA 94710

Attention: Steve Richie, Vice President, Legal

6.12 Plan Administrator. The general administration of the Plan on behalf of the Company (as plan administrator under Section 3(16)(A) of ERISA) shall be placed with the Administrator.

6.13 Indemnification. The Administrator, its members and any person to whom the Administrator designates any of its powers and responsibilities hereunder shall not be liable for any action or determination made in good faith with respect to the Plan. The Company shall, to the fullest extent permitted by law, indemnify and hold harmless each member of the Administrator and each director, officer and employee of the Company, and any person designated above, for liabilities or expenses they and each of them incur in carrying out their respective duties under the Plan.

APPENDIX A

PROVISIONS RELATING TO ERISA

A.	Claims Procedure

1. Any claim by Participant or his or her beneficiary (“Claimant”) with respect to eligibility, participation, contributions, benefits or other aspects of the operation of the Plan shall be made in writing to a person designated by the Administrator from time to time for such purpose. If the designated person receiving a claim believes that the claim should be denied, he or she shall notify the Claimant in writing of the denial of the claim within ninety (90) days after his or her receipt thereof. This period may be extended an additional ninety (90) days in special circumstances and, in such event, the Claimant shall be notified in writing of the extension, the special circumstances requiring the extension of time and the date by which the Administrator’s designee expects to make a determination with respect to the claim. If the extension is required due to the Claimant’s failure to submit information necessary to decide the claim, the period for making the determination will be tolled from the date on which the extension notice is sent until the date on which the Claimant responds to the Plan’s request for information.

2. If a claim is denied in whole or in part, or any adverse benefit determination is made with respect to the claim, the Claimant will be provided with a written notice setting forth (a) the specific reason or reasons for the denial making reference to the pertinent provisions of the Plan or of Plan documents on which the denial is based, (b) a description of any additional material or information necessary to perfect or evaluate the claim, and explain why such material or information, if any, is necessary, and (c) inform the Claimant of his or her right, pursuant to Paragraph A(3) of this Appendix, to request review of the decision. The notice shall also provide an explanation of the Plan’s claims review procedure and the time limits applicable to such procedure, as well as a statement of the Claimant’s right to bring a civil action under Section 502(a) of ERISA following an adverse benefit determination on review. If a Claimant is not notified (of the denial or an extension) within ninety (90) days from the date the Claimant notifies the Administrator’s designee, the Claimant may request a review of the application as if the claim had been denied.

3. A Claimant may appeal the denial of a claim by submitting a written request for review to the Administrator, within sixty (60) days after written notification of denial is received. Such period may be extended by the Administrator for good cause shown. The claim will then be reviewed by the Administrator. In connection with this appeal, the Claimant (or his or her duly authorized representative) may (a) be provided, upon written request and free of charge, with reasonable access to (and copies of) all documents, records, and other information relevant to the claim; and (b) submit to the Administrator written comments, documents, records, and other information related to the claim. If the Administrator deems it appropriate, it may hold a hearing as to a claim. If a hearing is held, the Claimant shall be entitled to be represented by counsel.

4. The review by the Administrator will take into account all comments, documents, records, and other information the Claimant submits relating to the claim. The

Administrator will make a final written decision on a claim review, in most cases within sixty (60) days after receipt of a request for a review. In some cases, the claim may take more time to review, and an additional processing period of up to sixty (60) days may be required. If that happens, the Claimant will receive a written notice of that fact, which will also indicate the special circumstances requiring the extension of time and the date by which the Administrator expects to make a determination with respect to the claim. If the extension is required due to the Claimant’s failure to submit information necessary to decide the claim, the period for making the determination will be tolled from the date on which the extension notice is sent to the Claimant until the date on which the Claimant responds to the Plan’s request for information.

5. The Administrator decision on the claim for review will be communicated to the Claimant in writing. If an adverse benefit determination is made with respect to the claim, the notice will include (a) the specific reason(s) for any adverse benefit determination, with references to the specific Plan provisions on which the determination is based; (b) a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to (and copies of) all documents, records and other information relevant to the claim; and (c) a statement of the Claimant’s right to bring a civil action under Section 502(a) of ERISA.

6. Nothing herein shall preclude a Participant (or any beneficiary) from commencing a lawsuit or pursuing his or her remedies under section 502(a) of ERISA notwithstanding the procedures set forth herein and there shall be no requirement that these procedures be exhausted before a Participant (or any beneficiary) may bring a legal action seeking payment of benefits. Any review by the Administrator shall be on a de novo basis based on the terms of the Plan.

B.	Plan Interpretation and Benefit Determination

1. The Administrator (or, where applicable, any duly authorized delegee of the Administrator) shall have the exclusive right, power, and authority, in its sole and absolute discretion, to administer, apply and interpret the Plan and any other documents, and to decide all factual and legal matters arising in connection with the operation or administration of the Plan.

2. Without limiting the generality of the foregoing paragraph, the Administrator (or, where applicable, any duly authorized delegee of the Administrator) shall have the sole and absolute discretionary authority to:

i take all actions and make all decisions (including factual decisions) with respect to the eligibility for, and the amount of, benefits payable under the Plan;

ii formulate, interpret and apply rules, regulations and policies necessary to administer the Plan;

iii decide questions, including legal or factual questions, relating to the calculation and payment of benefits, and all other determinations made, under the Plan;

iv resolve and/or clarify any factual or other ambiguities, inconsistencies and omissions arising under the Plan or other Plan documents; and

v process, and approve or deny, benefit claims and rule on any benefit exclusions.

All determinations made by the Administrator (or, where applicable, any duly authorized delegee of the Administrator) with respect to any matter arising under the Plan shall be final and binding on the Company, the Participant, any beneficiary, and all other parties affected thereby.

C.	Statement of Participants Rights Under ERISA.

As a participant in the Plan you are entitled to certain rights and protections under ERISA. ERISA provides that all Plan participants shall be entitled to:

1. Receive Information About Your Plan and Benefits

(a) Examine, without charge, at the Administrator’s office and at other specified locations, such as worksites, all documents governing the Plan.

(b) Obtain, upon written request to the Administrator, copies of documents governing the operation of the Plan. The Administrator may make a reasonable charge for the copies.

2. Prudent Actions by Plan Fiduciaries. In addition to creating rights for Plan participants, ERISA imposes duties upon the people who are responsible for the operation of the employee benefit plan. The people who operate your Plan, called “fiduciaries” of the Plan, have a duty to do so prudently and in the interest of you and other Plan participants and beneficiaries. No one, including your employer or any other person, may fire you or otherwise discriminate against you in any way to prevent you from obtaining a welfare benefit or exercising your rights under ERISA.

3. Enforce Your Rights

(a) If your claim for a welfare benefit is denied or ignored, in whole or in part, you have a right to know why this was done, to obtain copies of documents relating to the decision without charge, and to appeal any denial, all within certain time schedules.

(b) Under ERISA, there are steps you can take to enforce the above rights. For instance, if you request a copy of Plan documents or the latest annual report from the Plan and do not receive them within 30 days, you may file suit in a Federal court. In such a case, the court may require the Administrator to provide materials and pay you up to $110 a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the Administrator. If you have a claim for benefits which is denied or ignored, in whole or in part, you may file suit in a state or Federal court. If you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor, or you may file suit in a Federal court. The court will decide who should pay court costs and legal fees. If you are successful the court may order the person you have sued to pay these costs and fees. If you lose, the court may order you to pay these costs and fees, for example, if it finds your claim is frivolous.

4. Assistance with Your Questions.

If you have any questions about your Plan, you should contact the Administrator. If you have any questions about this statement or about your rights under ERISA, or if you need assistance in obtaining documents from the Administrator, you should contact the nearest office of the Employee Benefits Security Administration, U.S. Department of Labor, listed in your telephone directory or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue N.W., Washington, D.C. 20210. You may also obtain certain publications about your rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration.

D. Plan Document. This document (i.e., the Plan and the Appendices) shall constitute both the plan document and summary plan description and shall be distributed to Participants in this form.

E. Other Important Facts.

OFFICIAL NAME OF THE PLAN:	Annie’s, Inc. Retention Plan for Selected Employees

SPONSOR:	Annie’s, Inc.
1610 Fifth Street
Berkeley, CA 94710
(510) 558-7500

EMPLOYER IDENTIFICATION NUMBER (EIN):	20-1266625

PLAN NUMBER:	502

TYPE OF PLAN:	Employee Welfare Severance Benefit Plan

END OF PLAN YEAR:	March 31

TYPE OF ADMINISTRATION:	Employer Administered

PLAN ADMINISTRATOR:	The Administrator, as designated by the Board
Annie’s, Inc.
1610 Fifth Street
Berkeley, CA 94710
(510) 558-7500

EFFECTIVE DATE:	August 28, 2014

The Administrator keeps records of the Plan and is responsible for the administration of the Plan. The Administrator will also answer any questions a Participant may have about the Plan.

Service of legal process may be made upon the Administrator.

APPENDIX B

FORM OF

NOTICE OF PARTICIPATION

Annie’s, Inc.

1610 Fifth Street

Berkeley, CA 94710

Date

[Name of Participant]

c/o Annie’s, Inc.

1610 Fifth Street

Berkeley, CA 94710

Dear                     :

We are pleased to inform you that effective                  , 20     (your “Participation Date”), you are eligible to participate in Annie’s Retention Plan for Select Employees. You have been selected to participate in this Plan because your knowledge, skills and abilities are critical to ensuring the successful completion of an anticipated merger. To show our appreciation for your work during this period your retention bonus will be $[—]. Due to the extremely sensitive nature of this event, you are asked not to share with anyone the details of this agreement. Should you have any questions, please address them to Janet Brady, Human Resources.

Your retention bonus is subject to your continued service through the last day of your Retention Period, or if earlier, a Qualifying Termination (as defined in the Plan). Your Retention Period will be the period beginning on your Participation Date and ending on the 90th day following the consummation of a Change in Control. Your participation in the Plan will be governed by the terms and conditions of the Plan document, a copy of which is enclosed for your reference. To accept participation in the Plan, please sign and date the “Acknowledgement and Agreement” below and return it to me at the address above or by facsimile at [                    ]. Upon our receipt of your signed and dated Acknowledgement and Agreement, you will become entitled to all rights and benefits provided to you under the Plan, subject to all provisions and conditions thereof.

Sincerely,

By:
Name:	John Foraker
Title:	CEO Annie’s Inc.

ACKNOWLEDGEMENT AND AGREEMENT:

In consideration of my participation in the Plan, I hereby acknowledge and agree to the terms and conditions of the Plan, including Section 2.7 thereof.

[Name of Participant]
Date:

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APPENDIX C

FORM OF GENERAL RELEASE OF CLAIMS

This General Release and Waiver (this “Release”) is entered into as of                      by [—] (the “Participant”), on the one hand, and Annie’s, Inc. (the “Company”), on the other hand (the Participant and the Company are referred to collectively as the “Parties”). Capitalized terms used but not defined herein shall have the same meaning as set forth in the Company’s Retention Plan for Selected Employees (the “Plan”).

1. General Release and Waiver. In consideration of the payments or benefits provided under the Plan, and for other good and valuable consideration, receipt of which is hereby acknowledged, the Participant, for himself or herself and for his or her heirs, executors, administrators, trustees and legal representatives, and their respective successors and assigns (collectively, the “Releasors”), hereby releases, remises, and acquits the Company and its Subsidiaries and all of its and their respective past, present and future parent entities, subsidiaries, divisions, affiliates and related business entities, any of their respective assets, employee benefit plans or funds, or past, present or future directors, officers, fiduciaries, agents, trustees, administrators, managers, supervisors, shareholders, investors, employees, legal representatives, agents or counsel, and their respective successors and assigns, whether acting on behalf of the Company or its Subsidiaries or, in their individual capacities (collectively, the “Releasees” and each a “Releasee”) from any and all claims, known or unknown, which the Releasors have or may have against any Releasee arising on or prior to the date that the Participant executes this Release, and any and all liability which any such Releasee may have to the Releasors, whether denominated claims, demands, causes of action, obligations, damages or liabilities arising from any and all bases, however denominated, including but not limited to (a) any claim under the Age Discrimination in Employment Act of 1967 (including the Older Workers Benefit Protection Act), the Americans with Disabilities Act of 1990, the Family and Medical Leave Act of 1993, the Civil Rights Act of 1964, the Civil Rights Act of 1991, Section 1981 of the Civil Rights Act of 1866, the Equal Pay Act, the Lilly Ledbetter Fair Pay Act, the Immigration Reform and Control Act of 1986, the Employee Retirement Income Security Act of 1974 (excluding claims for accrued, vested benefits under any employee benefit or pension plan of the Company, subject to the terms and conditions of such plan and applicable law), the Uniform Trade Secrets Act, the Sarbanes-Oxley Act of 2002, the Fair Labor Standards Act, the California Fair Employment and Housing Act, the Unruh Civil Rights Act, the California Family Rights Act, and the California Labor, Government, and Business and Professions Codes, all as amended; (b) any and all claims arising from or relating to, as applicable, the Participant’s service as an officer of the Company or any of its subsidiaries or affiliates and the termination or resignation of such officer positions, or the Participant’s employment with the Company or the termination of such employment; (c) all claims related to the Participant’s compensation or benefits from the Company or the Releasees, including salary, bonuses, commissions, vacation pay, leave pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership interests in the Company or the Releasees; (d) all claims for breach of contract, wrongful termination and breach of the implied covenant of good faith and fair dealing; (e) all tort claims, including claims for fraud, defamation, privacy rights, emotional distress, and discharge in violation of public policy and all other claims under common law; and (f) all federal, state and local statutory or constitutional claims, including claims for compensation, discrimination, harassment, whistleblower protection, retaliation, attorneys’ fees, costs, disbursements, or other claims (referred to collectively as the “Released Claims”).

The Participant expressly waives all rights afforded by Section 1542 of the Civil Code of the State of California, which states as follows:

“A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.”

The Participant understands the significance of the Participant’s release of unknown claims and waiver of statutory protection against a release of unknown claims. The Participant expressly assumes the risk of such unknown and unanticipated claims and agrees that this Release applies to all Released Claims, whether known, unknown or unanticipated.

Notwithstanding the foregoing, this Release does not release the right to file a charge with or participate in a charge by the Equal Employment Opportunity Commission (“EEOC”), or any other local, state, or federal administrative body or government agency that is authorized to enforce or administer laws related to employment, against the Company. However, by executing this Release, the Participant hereby waives the right to monetary recovery, no matter how denominated, including, but not limited to, wages, back pay, front pay, compensatory damages or punitive damages, in any proceeding the Participant may bring before the EEOC or any state human rights commission or in any proceeding brought by the EEOC or any state human rights commission on the Participant’s behalf.

In addition, this Release shall not apply to (i) the Participant’s rights under any written agreement between the Participant and the Company, including without limitation any written employment agreement and any written agreement that provides for indemnification, the Participant’s rights, if any, to be covered under any applicable insurance policy with respect to any liability the Participant incurred or might incur as an employee, officer or director of the Company, or the Participant’s rights, if any, to indemnification under the by-laws or articles of incorporation of the Company; (ii) any right the Participant may have to obtain contribution as permitted by law in the event of entry of judgment against the Participant as a result of any act or failure to act for which the Participant, on the one hand, and Company or any other Releasee, on the other hand, are jointly liable; (iii) any right the Participant may have to the receipt of employee benefits or other payments which were earned and vested on or prior to the date of this Release; or (iv) any claims that cannot be waived by applicable law.

2. Acknowledgement of Payments Provided. The payments and benefits provided under the Plan (the “Consideration”), exceed any wages, payment, insurance, benefit, or other thing of value to which the Participant otherwise is entitled under any policy, plan or procedure of the Company or any other agreement between the Participant and the Company, but for this Release. The Company has paid the Participant’s final wages (including any accrued, unused PTO) and all other accrued benefits in full and that the Participant has submitted and been reimbursed in full for all reasonable and necessary business expenses incurred through the date of the Participants termination of employment.

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3. No Claims. The Participant represents that there are no claims or actions currently filed or pending relating to the subject matter of the Release, the Plan or any Released Claims. The Participant shall not file or permit to be filed on the Participant’s behalf any such claims or actions. The Participant hereby requests all administrative agencies having jurisdiction over employment and labor law matters and courts to honor the Participant’s release of claims under this Release. Should the Company ever request the Participant to execute any administrative dismissal forms, the Participant shall immediately execute the form and return it to the Company. Should the Participant file any claim or action relating to the subject matter of this Release, the Separation Agreement or any Released Claims, such filing shall be considered an intentional breach of the Release and the Participant will be liable for the Company’s damages and costs, including without limitation, the amount of any payments paid to the Participant pursuant to the Plan, and in addition the Company will retain the right to pursue any other remedy available to it under law and equity. The Participant further represents that Participant has not failed to report any work-related occupational injuries or diseases arising out of or in the course of employment with the Company.

4. No Admission. This Release does not constitute an admission of liability or wrongdoing of any kind by the Company or any other Releasee. This Release is not intended, and shall not be construed, as an admission that any Releasee has violated any federal, state or local law (statutory or decisional), ordinance or regulation, breached any contract or committed any wrong whatsoever against any Releasor.

5. Miscellaneous. This Release will be construed and enforced in accordance with the laws of the State of California without regard to the principles of conflicts of law. If any provision of this Release is held by a court of competent jurisdiction to be illegal, void or unenforceable, such provision shall have no effect; however, the remaining provisions will be enforced to the maximum extent possible. Should any provision of this Release require interpretation or construction, it is agreed by the Parties that the entity interpreting or constructing this Release shall not apply a presumption against one party by reason of the rule of construction that a document is to be construed more strictly against the Party who prepared the document. The Parties agree to bear their own attorneys’ fees and costs with respect to this Release.

6. Knowing and Voluntary Waiver. The Participant: (a) has carefully read this Release in its entirety; (b) has had an opportunity to consider it for at least [21] [45] calendar days, or has waived all or any portion of such [21] [45]-day period;1 (c) is hereby advised by the Company in writing to consult with an attorney of his or her choosing in connection with this Release; (d) fully understands the significance of all of the terms and conditions of this Release and has discussed them with his or her independent legal counsel, or had a reasonable opportunity to do so; (e) has had answered to his satisfaction any questions he or she has asked with regard to the meaning and significance of any of the provisions of this Release and has not relied on any statements or explanations made by any Releasee or their counsel; (f) understands that he or she has seven calendar days in which to revoke this Release after signing it and (g) is signing this Release voluntarily and of his or her own free will and agrees to abide by all the terms and conditions contained herein.

[1]	The Company will use 21 or 45 days, as required by law based on the number of terminated employees.

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7. Return of Company Property. The Participant represents that he or she has made a diligent search for any Company property in his or her possession or control and that he or she has returned all such property to the Company.

8. Counterparts. This Release may be signed in multiple counterparts, each of which shall be deemed an original. Any executed counterpart returned by facsimile or electronic transmission shall be deemed an original executed counterpart.

IN WITNESS WHEREOF, the Participant has executed this Agreement as of the      day of                  ,         .

[NAME]

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